Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 12, 2023

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Genenta Science S.p.A. of our report dated April 21, 2023, with respect to our audit of the consolidated financial statements of Genenta Science S.p.A. as of December 31, 2022, and for the year ended December 31, 2022, appearing in the Annual Report on Form 20-F of Genenta Science S.p.A for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Dannible & McKee, LLP

Dannible & McKee, LLP
Syracuse, New York